Heartland Development Corporation Short-Term Incentive Plan

                                  Plan Summary

             In January of 1995, Heartland Development Corporation ("HDC") adopted the Heartland Development Corporation Short-Term Incentive Plan (the "Plan"). The Plan includes salaried corporate management employees of HDC

             Payments under the Plan are determined by 1) the achievement by HDC of certain net income and return on equity targets, and 2) the achievement of certain defined objectives. These objectives are specified to the individual participant. Potential payouts range from 80% of annual salary for Lance W. Ahearn, the President of HDC, to 10% of annual salary for lower level management employees.